Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Record Results for Full Year 2008

•                  2008 revenue grew over 64% year over year; organic revenue growth totaled 41%; EBITDA increased 60% year over year

•                  2008 pro forma revenues of $138.3 million exceeded high end of revenue guidance range; 2008 pro forma EBITDA and EPS in line with guidance

•                  Reports substantial double-digit sales and EBITDA growth in the fourth quarter of 2008

•                  Total revenues increased 46% year over year; organic revenue up 19% year over year

•                  EBITDA increased 21% year over year; EPS totaled $0.06

Woonsocket, RI, March 11, 2009 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR, SUMRW) today announced financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

Net revenues for the fourth quarter of 2008 were $34.4 million, a 46% increase from $23.5 million in the fourth quarter of 2007. Excluding the impact of the Basic Comfort and Kiddopotamus acquisitions, organic revenue growth was approximately 19% versus the prior year. This growth was driven by a variety of factors, including new product introductions, new customers in 2008, and continued growth in the Company’s core categories.

Gross profit for the fourth quarter of 2008 was $12.1 million, a 40% increase compared to $8.7 million in the fourth quarter of 2007. Gross margin for the fourth quarter of 2008 was 35.3%, a decrease from 37.0% in the fourth quarter of 2007, but an increase from 35.0% in the third quarter of 2008. Gross margins were negatively impacted year over year by an increase in costs of goods sourced from China and higher resin costs for products manufactured in the US, although costs have recently stabilized due to lower commodity prices.

Selling, general and administrative (“SG&A”) expenses, excluding depreciation, amortization, and non-cash stock option expense, were $9.4 million for the fourth quarter of 2008 compared to $6.4 million, excluding deal-related fees, for the fourth quarter of 2007. SG&A as a percentage of net revenues was 27.3% in the fourth quarter of 2008, flat as compared to the year-ago quarter. SG&A as a percentage of net revenues increased sequentially due to higher freight costs related to expedited shipments in December, increased promotional programs with retailers, and higher product quality testing costs.

Operating income was $1.6 million in the fourth quarter of 2008, compared to $1.5 million in the fourth quarter of 2007. EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense) increased 21% to $2.7 million for the fourth quarter of 2008 compared to $2.3 million, excluding deal-related fees, for the fourth quarter of 2007.

Net income for the fourth quarter of 2008 was $1.0 million, or $0.06 per share, compared to $0.7 million, or $0.05 per share, in the fourth quarter of 2007. Excluding deal-related fees, net income for the fourth quarter of 2007 was $0.9 million, or $0.07 per share. The fourth quarter tax rate reflects a cumulative adjustment to bring the full year 2008 effective tax rate to 32.65%.

 As of December 31, 2008, the Company had approximately $1.0 million of cash and $43.9 million of debt on the balance sheet. On a pro forma basis, the ratio of net debt to EBITDA was 2.9 times as of December 31, 2008. The majority of the debt matures in fiscal 2011. The Company is in compliance with all debt covenants and continues to be able to access its credit lines.

Full Year 2008 Results

For the twelve months ended December 31, 2008, net revenues were $132.4 million, an increase of 64% compared to $80.5 million in 2007. Note that for 2007, the Company has included and refers solely to the operating performance of the Summer Operating Companies on a stand alone basis (excluding the combination with KBL), as this is the clearest comparison of the underlying operations year over year. Organic revenues, excluding the impact of the Basic Comfort acquisition, which closed on March 31, 2008, and the Kiddopotamus acquisition, which closed on April 18, 2008, increased approximately 41% year over year. EBITDA (as defined herein above), excluding deal-related fees, for the twelve months ended December 31, 2008 was $12.8 million, or 9.7% of net revenues, a 60% increase from $8.0 million, or 10.0% of net revenues, in 2007.

Pro Forma Results for Year Ended December 31, 2008

Summer Infant is also presenting pro forma results for the full year 2008, which include the results of Basic Comfort and Kiddopotamus for the entire year, in order to provide additional information to investors as to the relative impact of these companies on the overall Summer Infant business. Note that these results reflect the performance of the companies prior to being acquired by Summer Infant, and therefore the results going forward could differ materially from these results. For the year ended December 31, 2008, the unaudited pro forma results of Summer Infant, including Basic Comfort and Kiddopotamus, were as follows: net revenues totaled $138.3 million; EBITDA (as defined herein above), excluding deal-related fees, totaled $13.8 million; and earnings per share totaled $0.37, excluding deal-related fees.

“We are very pleased with our strong financial performance in 2008, as we generated organic revenue growth of 41%, despite the challenging macroeconomic environment,” commented Jason Macari, Chairman and Chief Executive Officer of Summer Infant. “Our full year 2008 revenue exceeded the high end of the pro forma guidance range that we issued on our first quarter earnings call following our two acquisitions, continuing to demonstrate the strength of the Summer Infant brand, the value proposition of our products, and the solid execution of our growth strategy. In addition, despite facing higher commodity and input cost headwinds, we were able to meet our pro forma EBITDA and EPS guidance for the year.”

Outlook

“Given the lack of visibility in consumer spending and recent volatility in ordering rates over the past several months, we are refraining from issuing full year guidance at this time,” stated Mr. Macari. “We have seen a solid increase in point of sale data over the past two months relative to the fourth quarter. The improvement in point of sale data has led to increased orders from our customers in February and March. However, shipments in January were relatively light due to the sharp reduction of inventory levels at our major retail customers heading into their January fiscal year-end. Based on these early 2009 results, we expect our first quarter revenue and earnings to be flat to slightly down relative to the fourth quarter. Looking ahead, our 2009 product lineup has been performing well at the retail level and we are encouraged by the solid momentum in current ordering rates.”

“We continue to focus on cost-cutting measures in all areas of our business and identifying ways to streamline our business without sacrificing the quality of our products or the service we provide for our customers,” added Mr. Macari. “We expect gross margins to benefit from re-engineering products, favorable negotiations with vendors, and lower commodity costs, which will begin to positively impact margins by the second quarter. We continue to believe that the value and quality of Summer Infant products will support customer demand in 2009 and that the infant health, safety, and wellness category remains relatively non-discretionary compared to other consumer segments.”

Conference Call Information

Summer Infant, Inc. will host a conference call today, Wednesday, March 11, 2009 at 4:30 p.m. Eastern Time, to discuss financial results for its fourth quarter and full year ended December 31, 2008. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (913) 312-1233 (pass code 9120949). In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 9120949) through March 25, 2009, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, travel accessories, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, deal-related fees and non-cash stock option expense. The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance. However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA. The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These forward-looking statements relate to information or assumptions about the acquisitions of Basic Comfort, Inc. and Kiddopotamus and Company, benefits and synergies of these transactions, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands of US dollars, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net revenues	$34,387	$23,474	$132,369	$80,517
Cost of goods sold	22,250	14,792	85,513	50,037
Gross profit	12,137	8,682	46,856	30,480
Selling, general, and administrative expenses	9,391	6,419	34,039	22,458
Depreciation & amortization	1,038	376	2,904	1,378
Deal-related fees	0	305	214	305
Non-cash stock option expense	90	95	360	376
Income before interest	1,618	1,487	9,339	5,963
Interest income (expense)	(586)	(246)	(2,059)	(239)
Income before taxes	$1,032	$1,241	$7,280	$5,724
Provision for income taxes	66	496	2,378	2,259
Net income	$966	$745	$4,902	$3,465

Earnings per share	$0.06	$0.05	$0.33	$0.26

Earnings per share, excluding deal-related fees	$0.06	$0.07	$0.34	$0.27

Shares used in fully diluted EPS	15,056	13,908	14,734	13,507

EBITDA Reconciliation:
Income before interest	1,618	1,487	9,339	5,963
Plus: depreciation & amortization	1,038	376	2,904	1,378
Plus: deal-related fees	0	305	214	305
Plus: non-cash stock option expense	90	95	360	376
EBITDA	$2,746	$2,263	$12,817	$8,022

The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for 2007. This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only. The actual reporting in Form 10-K for the year ended December 31, 2007 contains the twelve months of activity of KBL Healthcare plus the Summer operating performance subsequent to the merger (March 6, 2007 through December 31, 2007).

Summer Infant, Inc.

Pro Forma Summary Statement of Operations

Including Results of the Acquired Companies (unaudited)

(in thousands of US dollars, except for per share data)

Twelve Months Ended December 31, 2008

Net revenues	$138,298

Gross profit	$49,313

Net income, excluding deal-related fees	$5,513

EBITDA, excluding deal-related fees and non- cash stock option expense	$13,809

Earnings per share, excluding deal-related fees	$0.37

Shares used in fully diluted EPS	15,056

Note: the above presentation summarizes the full year 2008 statement of operations for Summer Infant on a pro forma basis assuming that the acquisitions of Basic Comfort and Kiddopotamus occurred on January 1, 2008. These unaudited results are being presented to give the reader additional information regarding these acquisitions and their relative impact on Summer Infant.

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

	Unaudited December 31, 2008	December 31, 2007

Cash and cash equivalents	$988	$1,771
Trade receivables	29,358	21,245
Inventory	30,882	19,327
Property and equipment, net	11,212	9,279
Goodwill and other intangibles	55,582	40,283
Other assets	2,513	1,320
Total assets	$130,535	$93,225

Current portion of long-term debt	$1,654	$17,856
Accounts payable, accrued expenses and other liabilities	24,393	18,122
Long term debt, less current portion	42,277	3,977
Total liabilities	68,324	39,955

Total stockholders equity	62,211	53,270
Total liabilities & stockholders equity	$130,535	$93,225